U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number: 33-17579

[X] Form 10-K/SB       [  ] Form 11-K        [  ] Form 10-Q      [  ] Form N-SAR

For Period Ended: December 31, 2001
                  -----------------

[  ] Transition Report on Form 10-K
[  ] Transition Report on Form 20-F
[  ] Transition Report on Form 11-K
[  ] Transition Report on Form 10-Q
[  ] Transition Report on Form N-SAR

For the Transition Period Ended:    _______________________________________

         Nothing in this form shall be constructed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

Part I - Registrant Information

              REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP - VIB
              -----------------------------------------------------
             (Exact Name of Registrant as specified in its Charter)

                             2350 North Forest Road
                                   Suite 12-A
                            Getzville, New York 14068
                            -------------------------
                     (Address of Principal Executive Office)

Part II - Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box, if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

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[X] (b) The subject annual report, semi-annual report, transition report on Form
10-K/SB, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

Part III - Narrative

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

Additional time is required to file Form 10-K as the Partnership is currently in the process of actively marketing all properties for sale.

Part IV - Other information

         (1) Name and telephone number of person to contact in regard to this notification;

         Joseph M. Jayson               (716)                  636-9090
         ----------------            -----------          ------------------
              (Name)                 (Area Code)          (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                    [X]     Yes               [  ]     No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof.

                                    [  ]    Yes               [X]      No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




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
              REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP - VIB
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



By:      /s/ Joseph M. Jayson                                 April 1, 2002
         -----------------------------------               -------------------
         JOSEPH M. JAYSON,                                         Date
         Individual General Partner


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


By:      REALMARK PROPERTIES, INC.
         Corporate General Partner

         /s/ Joseph M. Jayson                                 April 1, 2002
         -----------------------------------               -------------------
         JOSEPH M. JAYSON,                                         Date
         President and Director




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